Exhibit 99.1

            Flexsteel Announces Fiscal 2007 Third Quarter
                  and Year-To-Date Operating Results


    DUBUQUE, Iowa--(BUSINESS WIRE)--April 23, 2007--Flexsteel
Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its third quarter and fiscal year-to-date ended March 31, 2007.

    Net sales for the fiscal quarter ended March 31, 2007 were $104.1 million compared to the prior year quarter of $110.3 million, a decrease of 6%. Net income for the current quarter was $1.5 million or $0.23 per share, including a $0.4 million pre-tax gain from the sale of vacant land, compared to $1.8 million or $0.27 per share in the prior year quarter.

    Net sales for the nine months ended March 31, 2007 were $311.1 million compared to $314.1 million in the prior year nine-month period, a decrease of 1%. Net income for the nine months ended March 31, 2007 was $3.5 million or $0.53 per share, including the aforementioned $0.4 million pre-tax gain from the sale of vacant land, compared to net income of $3.2 million or $0.49 per share for the nine months ended March 31, 2006.

    For the quarter ended March 31, 2007, residential net sales were $59.5 million, compared to $69.6 million, a decrease of 15% from the prior year quarter. Recreational vehicle net sales were $17.6 million for the quarter ended March 31, 2007, compared to $19.1 million, a decrease of 8% from the prior year quarter. Commercial net sales were $27.0 million for the quarter ended March 31, 2007, compared to $21.6 million in the prior year quarter, an increase of 25%.

    For the nine months ended March 31, 2007, residential net sales were $188.2 million, a decrease of 5% from the nine months ended March 31, 2006. Recreational vehicle net sales were $48.4 million for the nine months ended March 31, 2007, a decrease of 9% from the nine months ended March 31, 2006. Commercial net sales were $74.5 million for the nine months ended March 31, 2007, an increase of 17% from the nine months ended March 31, 2006.

    Gross margin for the quarter ended March 31, 2007 was 19.7% compared to 19.4% in the prior year quarter. This improvement is primarily due to the impact of changes in product mix. For the nine months ended March 31, 2007, the gross margin was 18.9% compared to 19.2% for the prior year nine-month period. Increased freight and warehousing costs and lower sales volume resulting in under absorption of fixed costs have negatively impacted gross margin during the current nine-month period, as compared to the prior year nine-month period.

    Selling, general and administrative expenses were 17.6% and 16.5% of net sales for the quarters ended March 31, 2007 and 2006, respectively. This increase in selling, general and administrative expenses for the current quarter compared to the prior year quarter is primarily due to the impact of fixed selling costs at the lower residential sales volume. For the nine months ended March 31, 2007 and 2006, selling, general and administrative expenses were 17.0% and 17.3%, respectively. The decrease in selling, general and administrative costs on a year-to-date basis in comparison to the prior year period is due primarily to lower collection related expenses, and to a lesser extent to lower selling expenses and a reduction in stock-based compensation expense.

    During the quarter ended March 31, 2007, the Company recorded a pre-tax gain on the sale of vacant land of $0.4 million.

    Working capital (current assets less current liabilities) at March 31, 2007 was $91.0 million. Net cash provided by operating activities was $17.0 million for the nine months ended March 31, 2007. The increase in net cash provided by operating activities was primarily the result of a reduction in finished product and raw material inventories. The decrease of approximately $3.6 million in finished product inventory is primarily due to improved inventory turns. The decrease of approximately $5.6 million in raw material inventory is due to lower levels of domestic manufacturing.

    Capital expenditures were $10.2 million during the first nine months of fiscal year 2007, including approximately $6.0 million for the purchase of a west coast warehouse, approximately $1.5 million for a warehouse addition in Indiana and approximately $1.4 million for delivery equipment. Depreciation and amortization expense was $4.0 million and $4.1 million for the nine-month periods ended March 31, 2007 and 2006, respectively. The Company expects that capital expenditures will be approximately $1.0 million for the remainder of fiscal year 2007. The Company believes that existing credit facilities are adequate for its capital requirements for the remainder of fiscal year 2007.

    All earnings per share amounts are on a diluted basis.

    Outlook

    Consistent with industry-wide trends, the residential and vehicle markets continued soft through the Company's third fiscal quarter. The Company expects this to continue through the remainder of the 2007 fiscal year. Sales of products into commercial applications continued to be strong in the third quarter of the 2007 fiscal year. We expect the growth rate in commercial applications to moderate somewhat in the fourth quarter of the fiscal year.

    The Company continues to explore cost control opportunities in all facets of its business. The Company believes it has the necessary inventories and product offerings in place to take advantage of opportunities for expansion of certain markets, such as commercial office and hospitality. The Company will continue its strategy of providing furniture from a wide selection of domestically manufactured and imported products.

    Analysts Conference Call

    We will host a conference call for analysts on Wednesday, April 25, 2007, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 9921107. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 9921107.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

    For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                             March 31,     June 30,
                                               2007          2006
                                           ------------- -------------

ASSETS

CURRENT ASSETS:
      Cash and cash equivalents...........   $2,281,832    $1,985,768
      Investments.........................      975,656       817,618
      Trade receivables, net..............   50,001,632    51,179,791
      Inventories.........................   75,148,334    84,769,972
      Other...............................    6,146,876     6,634,121
                                           ------------- -------------
Total current assets......................  134,554,330   145,387,270

NONCURRENT ASSETS:
      Property, plant, and equipment, net.   30,259,434    24,158,041
      Other assets........................   14,718,218    13,780,393
                                           ------------- -------------

TOTAL..................................... $179,531,982  $183,325,704
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable - trade...............  $13,851,456   $15,768,435
   Notes payable and current maturities of
    long-term debt........................    5,393,147     9,466,643
   Accrued liabilities....................   24,273,418    23,164,927
                                           ------------- -------------
Total current liabilities.................   43,518,021    48,400,005

LONG-TERM LIABILITIES:
   Long-term debt.........................   21,463,751    21,846,386
   Other long-term liabilities............    5,707,572     5,576,988
                                           ------------- -------------
Total liabilities.........................   70,689,344    75,823,379

SHAREHOLDERS' EQUITY......................  108,842,638   107,502,325
                                           ------------- -------------

TOTAL..................................... $179,531,982  $183,325,704
                                           ============= =============

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                   Three Months Ended           Nine Months Ended
                        March 31,                   March 31,
               --------------------------- ---------------------------
                   2007          2006          2007          2006
               ------------- ------------- ------------- -------------
NET SALES..... $104,071,451  $110,345,280  $311,110,666  $314,081,702
COST OF GOODS
 SOLD.........  (83,593,396)  (88,979,296) (252,453,428) (253,869,453)
               ------------- ------------- ------------- -------------
GROSS MARGIN..   20,478,055    21,365,984    58,657,238    60,212,249
SELLING,
 GENERAL AND
 ADMINI-
 STRATIVE.....  (18,277,812)  (18,223,706)  (52,885,603)  (54,320,932)
GAIN ON SALE
 OF LAND......      392,685                     392,685
               ------------- ------------- ------------- -------------
OPERATING
 INCOME.......    2,592,928     3,142,278     6,164,320     5,891,317
               ------------- ------------- ------------- -------------
OTHER INCOME
 (EXPENSE):
    Interest
     and other
     income...      128,356       247,120       459,363       554,055
    Interest
     expense..     (329,682)     (487,530)   (1,110,298)   (1,118,934)
               ------------- ------------- ------------- -------------
       Total..     (201,326)     (240,410)     (650,935)     (564,879)
               ------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME TAXES.    2,391,602     2,901,868     5,513,385     5,326,438
PROVISION FOR
 INCOME TAXES.     (870,000)   (1,140,000)   (2,020,000)   (2,090,000)
               ------------- ------------- ------------- -------------
NET INCOME....   $1,521,602    $1,761,868    $3,493,385    $3,236,438
               ============= ============= ============= =============
AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:
     Basic....    6,568,251     6,562,456     6,566,396     6,556,669
               ============= ============= ============= =============
     Diluted..    6,586,488     6,583,230     6,578,661     6,576,487
               ============= ============= ============= =============
EARNINGS PER
 SHARE OF
 COMMON STOCK:
     Basic....        $0.23         $0.27         $0.53         $0.49
               ============= ============= ============= =============
     Diluted..        $0.23         $0.27         $0.53         $0.49
               ============= ============= ============= =============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                 Nine Months Ended
                                                     March 31,
                                             -------------------------
                                                 2007         2006
                                             ------------ ------------
OPERATING ACTIVITIES:
Net income..................................  $3,493,385   $3,236,438
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
    Depreciation and amortization...........   3,989,813    4,099,889
    Gain on disposition of capital assets...    (473,060)     (41,647)
    Stock-based compensation expense........     274,000      427,000
    Changes in operating assets and
     liabilities............................   9,676,238  (14,211,816)
                                             ------------ ------------
Net cash provided by (used in) operating
 activities.................................  16,960,376   (6,490,136)
                                             ------------ ------------

INVESTING ACTIVITIES:
    Net purchases and sales of investments..    (152,551)     631,110
    Proceeds from sale of capital assets....     637,466       75,286
    Capital expenditures.................... (10,196,972)  (3,169,859)
                                             ------------ ------------
Net cash provided by (used in) investing
 activities.................................  (9,712,057)  (2,463,463)
                                             ------------ ------------

FINANCING ACTIVITIES:
    Net (repayments of) proceeds from
     borrowings.............................  (4,456,132)  10,525,838
    Dividends paid..........................  (2,560,361)  (2,555,874)
    Proceeds from issuance of common stock..      64,238       78,101
                                             ------------ ------------
Net cash (used in) provided by financing
 activities.................................  (6,952,255)   8,048,065
                                             ------------ ------------

Increase (decrease) in cash and cash
 equivalents................................     296,064     (905,534)
Cash and cash equivalents at beginning of
 period.....................................   1,985,768    1,706,584
                                             ------------ ------------
Cash and cash equivalents at end of period..  $2,281,832     $801,050
                                             ============ ============


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392